EXHIBIT 10.32

October 11, 2013

Dear Thomas,

On behalf of Digital River, Inc., a Delaware corporation, we are pleased to extend to you this offer of employment.  This offer is contingent upon (a) your ability to accept the position without violating any non-compete or other related legal agreements, (b) signing required documents including the Proprietary Information Agreement and the Change of Control and Severance Agreement, (c) satisfactory reference, background and other checks, (d) proof of your ability to work in the United States and compliance with all other legal requirements and (e) compensation committee approval of compensation package.  The Proprietary Information Agreement and the Change of Control and Severance Agreement accompany this offer letter for your review and signature.

Start Date:	November 18, 2013

Title:	EVP & GM, Commerce

Base Salary:	$350,000 per annum - Digital River pays biweekly for a total of 26 pay periods per calendar year. Your position is an exempt position and not eligible for overtime.

Bonus:	100% of your annual base salary and subject to Digital River’s Performance Incentive Plan, as administered by the Company’s Compensation Committee.

Restricted
Stock Grants:	You will be recommended to receive 50,000 of the Company’s restricted stock valued as of the day of grant which vest over 4 years.

The vesting of this grant will be as follows:

25% on your first anniversary of the grant date
25% on your second anniversary of the grant date
25% on your third anniversary of the grant date
25% on your fourth anniversary of the grant date

Other provisions and rights of ownership of these stock grants are contained in the document entitled Digital River, Inc. 2007 Equity Incentive Plan. These restricted shares are subject to approval by the Compensation Committee at its next regular monthly meeting following your hire date. Subsequent to this approval by the Compensation Committee, you will receive the separate written restricted stock grant document. Until you receive this document, you have no restricted stock grant from the Company.

Annual Equity:

For fiscal 2014, in connection with your hiring, your equity has been incorporated into the new hire equity shares. For fiscal 2015, you shall be eligible for additional future equity awards as customarily granted to executive officers as determined in the sole discretion of the Compensation Committee.

Change of
Control:	As a senior executive of Digital River you and the Company will enter into a Change of Control and Severance Agreement.

The Revenue Growth Experts in Global Cloud Commerce
Digital River, Inc. • 10380 Bren Road West • Minnetonka • Minnesota 55343 • United States
Phone: +1.952.253.1234 • Fax: +1.952.253.8497 • www.digitalriver.com

Benefits:	As a full-time employee you are eligible for Digital River’s employee benefits package. Benefits will commence on the first of the month immediately following hire date.

Paid Time Off:

You will accrue Personal Time Off (PTO) according to Digital River’s current program. You will receive 20 days of PTO per year. At present, except in unusual circumstances and to the extent permitted by law, unused PTO does not carry over from year-to-year.

This letter, supersede and replace any oral discussions, e-mail exchanges, letters and/or other communications you have had with anyone about the terms and conditions of your employment, as well as any promises you may believe have been made to you that surround your employment.  In that regard, please note that Digital River is an at-will employer, and neither you nor Digital River is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time.  Consulting work outside of Digital River is prohibited.

We welcome you to become a part of the Digital River Team! We are hopeful that your contribution will prove to be a strategic part of the success of the company.

Sincerely,

/s/ David C. Dobson	10/23/13
David C. Dobson, Chief Executive Officer	Date

/s/ Thomas Peterson	10/15/13
Thomas Peterson	Date